UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 11, 2015

Masco Corporation

(Exact name of Registrant as Specified in Charter)

Delaware	1-5794	38-1794485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21001 Van Born Road, Taylor, Michigan	48180
(Address of Principal Executive Offices)	(Zip Code)

(313) 274-7400

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Masco Corporation (the “Company”) entered into an agreement dated June 11, 2015 with Gerald Volas, the Company’s Group President, North American Diversified Businesses, in connection with his becoming the Chief Executive Officer of TopBuild Corp. (“TopBuild”) as of the effective date of TopBuild’s spin-off from the Company (the “Effective Date”). The agreement will be assigned to TopBuild as of the Effective Date pursuant to the terms of the Employee Matters Agreement to be entered into between the Company and TopBuild. The agreement provides for certain severance benefits if Mr. Volas is terminated by TopBuild without Cause or if he resigns with Good Reason on or before August 3, 2019, as such terms are defined in the agreement. The severance benefits include lump sum payments equal to (i) 1.5 times his base salary for the year in which the termination occurred; (ii) 1.5 times his annual target bonus for the year in which the termination occurred; and (iii) the fully vested value of restricted stock awards he would have received for the prior year under TopBuild’s equity program. In the event of such termination, Mr. Volas’ unvested restricted stock awards will continue to vest and he will have the right to exercise the vested portion of his stock options for 90 days (subject to the maximum term for the option). Mr. Volas will also be entitled to reimbursement for up to 18 months for his cost for COBRA coverage.

The foregoing description is qualified in its entirety by the agreement attached as Exhibit 10 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10	Agreement dated as of June 11, 2015 between Gerald Volas and Masco Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MASCO CORPORATION

By:	/s/ JOHN G. SZNEWAJS
Name:	John G. Sznewajs
Title:	Vice President, Treasurer and Chief Financial Officer

June 15, 2015

EXHIBIT INDEX

10	Agreement dated as of June 11, 2015 between Gerald Volas and Masco Corporation